   As filed with the Securities and Exchange Commission on February 17, 1994

                                                File No. 33-_______________
   ________________________________________________________________________
   ________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                _______________

                         JACOBS ENGINEERING GROUP INC.
               (Exact name of issuer as specified in its charter)

           Delaware                                   95-4081636
  (State or Other Jurisdiction                 (I.R.S. Employer ID No.)
of Incorporation or Organization)

                             251 South Lake Avenue
                           Pasadena, California 91101
                                 (818) 449-2171
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                              ____________________

                              John W. Prosser, Jr.
                             Senior Vice President,
                    Finance and Administration and Treasurer
                         Jacobs Engineering Group Inc.
                             251 South Lake Avenue
                           Pasadena, California 91101
                                 (818) 449-2171
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:

                                David F. Morgan
                           Barton, Klugman & Oetting
                       333 South Grand Avenue, 37th Floor
                      Los Angeles, California  90071-1599
                                 (213) 621-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]


                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------
- ---------------------------------------------------------------------

                                            Proposed
                                            Maximum
                             Aggregate      Amount of     Amount of
Title of Securities            Being        Offering     Registration
Being Registered            Registered      Price*           Fee*
- -------------------------  -------------  -------------  ------------
Common Stock, $1.00 par
value                      75,600 shares  $1,984,500.00  $685.00
- ---------------------------------------------------------------------
- ---------------------------------------------------------------------

* Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices reported in the New York Stock Exchange composite transactions report for February 14, 1994, which was $26.25.

________________________________________________________________________
________________________________________________________________________

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

SUBJECT TO COMPLETION; DATED February 17, 1994

PROSPECTUS

                                 75,600 Shares

                         JACOBS ENGINEERING GROUP INC.

                                  Common Stock

                        --------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                        -------------------------------

     This Prospectus relates to 75,600 shares of common stock, $1.00 par value (the "Common Stock"), of Jacobs Engineering Group Inc. (the "Company") that may be offered by the selling shareholders (the "Selling Shareholders") named herein on the New York Stock Exchange, on which exchange the Common Stock is listed, on any other stock exchange on which the Common Stock has been admitted to trading privileges, in the over-the-counter market or otherwise, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "The Offering" herein. The Company will receive none of the proceeds from the sale of the Common Stock offered hereby.

     On February 14, 1994, the closing price of the Common Stock on the New York Exchange was $26.25.

     No person has been authorized to give any information or to make any representations other than contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation of an offer to buy any of the securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or other jurisdiction.
                       ----------------------------------

               The date of this Prospectus is February ___, 1994

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at the following locations:
Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can also be obtained from the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10006.

          The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the shares of Common Stock to which this Prospectus relates. This Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement and exhibits and schedules thereto and incorporated by reference therein for further information with respect to the Company and the shares of Common Stock to which this Prospectus relates. Statements herein contained concerning the provisions of any document are not necessarily complete, and in each instance reference is hereby made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be obtained from the Commission upon payment of the fee prescribed by the rules and regulations of the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission (File No. 1-7463) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

          (1) The Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1993;

          (2) The Quarterly Report of the Company on Form 10-Q for the quarter ended December 31, 1993;

          (3) The description of the Common Stock of the Company contained in its Registration Statement on Form 8-A dated November 16, 1989; and

          (4) The description of the Stock Purchase Rights of the Company contained in its Registration Statement on Form 8-A dated December 21, 1990.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained in any other subsequently filed document modifies or replaces such statement. Any such statement so modified or superseded cannot be deemed to constitute a part of the Prospectus, except as so modified or superseded.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for copies should be directed to John W. Prosser, Jr., Senior Vice President, Finance and Administration and Treasurer, Jacobs Engineering Group Inc., 251 South Lake Avenue, Pasadena, California 91101, telephone 818-449-2171.

                                  THE COMPANY

          Jacobs Engineering Group Inc. is in the business of providing engineering, design and consulting services, construction and construction management and process plant maintenance to both the private sector and federal, state, and local agencies.

          The Company is a Delaware corporation. The Company was incorporated in 1957 as successor to a business organized by Dr. Joseph J. Jacobs in 1947. The Company reincorporated in Delaware on March 4, 1987. The Common Stock of the Company has been publicly held since 1970 and has been listed on the New York Stock Exchange since December 15, 1989. As used herein, the "Company" and "Jacobs" refer to Jacobs Engineering Group Inc. and its subsidiaries and predecessor corporations.

          The executive offices of the Company are located at 251 South Lake Avenue, Pasadena, California 91101, telephone 818-449-2171.

                                  THE OFFERING

          The following table identifies each Selling Shareholder, the number of shares of Common Stock beneficially owned by such Selling Shareholder, the number of shares offered hereby for the account of such Selling Shareholder and the number of shares that such Selling Shareholder will own beneficially after this offering:

Name of Selling              Shares
Shareholder                  Beneficially                Shares to be
and Position                 Owned            Shares     Beneficially
Held with the                Prior to         to be      Owned After
Company                      Offering(1)      Sold(2)    Offering (3)
- ---------------              ------------     -------    ------------

John K. Henderson,           216,029          43,513     172,516
  Principal, Jacobs/Sigel
  division of the Company

G. William Leishear,         118,940          23,904      95,036
  Principal, Jacobs/Sigel
  division of the Company

Robert W. Nusbickel,          35,031           8,183      26,084
  formerly Senior Vice
  President of The Sigel
  Group, P.C.                -------          ------     -------

                             370,000          75,600     294,400
                             =======          ======     =======

- --------------

(1) Includes 24,851, 12,915 and 5,234 shares held for the benefit of Messrs. Henderson, Leishear and Nusbickel, respectively, by Ramon R. Obod as agent for S-1 Liquidating Corp.; Messrs. Henderson, Leishear and Nusbickel hold beneficially and of record 57.793%, 30.034% and 12.173%, respectively, of the issued and outstanding equity securities of S-1 Liquidating Corp. Also includes 7,725 and 7,725 shares held for the benefit of Messrs. Henderson and Leishear, respectively, by L & H Holding Corp; Messrs. Henderson and Leishear each hold beneficially and of record 50% of the issued and outstanding equity securities of L & H Holding Corp.

(2) Includes 7,513, 3,904 and 1,583 shares held for the benefit of Messrs. Henderson, Leishear and Nusbickel, respectively, by Ramon R. Obod as agent for S-1 Liquidating Corp.

(3) Includes 17,338, 9,011 and 3,651 shares held for the benefit of Messrs. Henderson, Leishear and Nusbickel, respectively, by Ramon R. Obod as agent for S-1 Liquidating Crop. and 7,725 and 7,725 shares held for the benefit of Messrs. Henderson and Leishear, respectively, by L & H Liquidating Corp.

          The Selling Shareholders may sell the Common Stock being offered hereby from time to time in transactions on the New York Stock Exchange, on any other stock exchange on which such Common Stock has been admitted to trading privileges, in the over-the-counter market or otherwise, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Common Stock may also be sold by the Selling Shareholders in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the appropriate national securities exchange.

          Sales of Common Stock hereunder may be made from time to time by or through broker-dealers in any type of transaction in which such Common Stock can be sold by the Selling Shareholders as noted above. Brokers in such transactions will, depending upon the type of transaction, be entitled to receive commissions on their sales of the Common Stock or a discount or concession from the public offering price with respect thereto.

          By agreement with the Company the Selling Shareholders have agreed to effect such sales on or before 30 days after the date hereof, if at all. All expenses of the offering, except brokerage commissions and legal fees and expenses, if any, of counsel for the Selling Shareholders, will be paid by the Company.

          In connection with sales to be effected hereby, the Selling Shareholders and brokers participating therein may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act, and the Selling Shareholders have agreed to indemnify the Company, its directors, each of its officers who has signed the Registration Statement of which this Prospectus is a part, and each person who controls the Company, against certain liabilities, including liabilities arising under the Securities Act. See, also, "Disclosure of Commission Position on Indemnification for Securities Act Liabilities", below.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the General Corporation Law of Delaware, the state of incorporation of the Company, the Bylaws of the Company and certain agreements between the Company and certain officers and directors of the Company and its subsidiaries provide for the indemnification of directors and officers under certain circumstances from certain liabilities, including liabilities arising under the Securities Act of 1933. The Company has a policy of directors' and officers' liability insurance that insures directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    EXPERTS

     The consolidated financial statements of Jacobs Engineering Group Inc. incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended September 30, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL OPINIONS

     The legality of the Common Stock offered hereunder will be passed upon by Messrs. Barton, Klugman & Oetting, 333 South Grand Avenue, 37th Floor, Los Angeles, California 90071. Robert M. Barton, whose professional corporation is a partner in said firm, is Secretary and a director of the Company.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------

          The following table sets forth the estimated expenses to be paid by the Company in connection with the offering described in this Registration Statement.

          Registration Fee Under Securities Act of 1933..   $  685
          Accounting Fees and Expenses...................    3,000
          Legal Fees and Expenses........................    4,000
          Miscellaneous..................................    1,315
                                                            ------
             Total.......................................   $9,000
                                                            ======

Item 15.  Indemnification of Directors and Officers
          -----------------------------------------
          Section 145 of the Delaware General Corporation Law, the state of incorporation of the Company, the Bylaws of the Company and certain agreements between the Company and certain officers and directors of the Company and of certain of its subsidiaries provide for the indemnification of directors and officers under certain circumstances from certain liabilities, including liabilities arising under the Securities Act of 1933. The Company has a policy of directors' and officers' liability insurance which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits
          --------
 4.1   Certificate of Incorporation of the Company, as amended. Filed as Exhibit
       3.1 to the Annual Report on Form 10-K of the Company for its fiscal year ended September 30, 1993 and incorporated herein by reference.

 4.2 Bylaws of the Company, as amended. Filed as Exhibit 3.2 to the Annual Report on Form 10-K of the Company for its fiscal year ended September 30, 1992 and incorporated herein by reference.

 4.3 Rights Agreement dated as of December 20, 1990 between the Company and First Interstate Bank, Ltd. Filed as Exhibit (1) to the Company's Current Report on Form 8-K dated December 20, 1990 and incorporated herein by reference.

*5     Opinion of Barton, Klugman & Oetting, incorporating their consent.

*23.1  Consent of Ernst & Young, independent auditors.

*23.2  Consent of Barton, Klugman & Oetting.  Incorporated in Exhibit 5.

24     Power of Attorney.  See "Signatures."
__________
*  Filed with this Registration Statement

Item 17.  Undertakings
          ------------

          The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California on the 17th day of February, 1994.

                                        JACOBS ENGINEERING GROUP INC.


                                        By:         NOEL G. WATSON
                                           ------------------------------------
                                                   (Noel G. Watson)
                                               President and Chief Executive
                                                        Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under "SIGNATURES" constitutes and appoints Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr., his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                Title                        Date
     ---------                -----                        ----

     NOEL G. WATSON        Director and Principal      February 17, 1994
 ----------------------    Executive Officer
    (Noel G. Watson)

    JOSEPH J. JACOBS              Director              February 17, 1994
- -------------------------
   (Joseph J. Jacobs)

   JOSEPH F. ALIBRANDI            Director              February 17, 1994
- -------------------------
  (Joseph F. Alibrandi)

    ROBERT M. BARTON              Director              February 17, 1994
- -------------------------
   (Robert M. Barton)

     PETER H. DAILEY              Director              February 17, 1994
- -------------------------
    (Peter H. Dailey)

     LINDA K. JACOBS              Director              February 17, 1994
- -------------------------
    (Linda K. Jacobs)

   J. CLAYBURN LAFORCE            Director              February 17, 1994
- -------------------------
  (J. Clayburn LaForce)

     DAVID M. PETRONE             Director              February 17, 1994
- -------------------------
    (David M. Petrone)

     JAMES L. RAINEY              Director              February 17, 1994
- -------------------------
    (James L. Rainey)

      J. W. SIMMONS               Director              February 17, 1994
- -------------------------
     (J. W. Simmons)

   JOHN W. PROSSER, JR.           Principal Financial   February 17, 1994
- -------------------------         Officer
  (John W. Prosser, Jr.)

   NAZIM G. THAWERBHOY            Principal Accounting  February 17, 1994
- -------------------------         Officer
  (Nazim G. Thawerbhoy)